UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Porch Group, Inc.

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To Our Stockholders:

I founded Porch a decade ago, with a mission to simplify homeownership. Over the years we have focused on building sustainable advantages that would allow us to win in key areas of focus: the most valuable services for the home, now with homeowners insurance at the center. Moving and maintaining one’s home is hard and we believe we are uniquely positioning ourselves to become the partner for the home.

Who We Are and What We’re About

Porch has a fantastic team and I’m proud to be on this journey with such a high-quality group of people. From team members who have been with me since day one to the more recent leadership additions in certain business units and functions, there is a consistent quality. I look forward to introducing more of the team to our stockholders over time.

One recent addition, Shawn Tabak, joined Porch in November 2022 as CFO. Shawn brings a strong finance background and has hit the ground running. I’m confident Shawn will take our finance and accounting capabilities to the next level.  We have also strengthened our Board with the addition of Sean Kell in March 2022 and Amanda Reierson and Camilla Velasquez in October 2022. These additions complemented our Board’s existing skills and experiences. Our Board is more connected and operating better than it ever has before.

We pride ourselves on our culture and I couldn’t be more pleased that we were certified as a Great Place to Work in 2022.  We have built a strong company culture with our values at our center: No Jerks/No Egos, Be Ambitious, Solve Each Problem, Care Deeply, and Together We Win.

And please be clear: we intend to win. You may look at the stock price decline in 2022 and question if we’re on track to do so. But inside the company, there is consistent and great work happening. Porch’s decentralized operating model allows us to move quickly, empowering our team to think entrepreneurially and foster a growth mindset. We engage our people with continued career and learning and development opportunities, which helps us build a strong bench of leaders for tomorrow’s business challenges. We continue to take share across our markets, create more value for customers and get compensated for doing so, and put ourselves on the path to continue to grow revenues and profitability.

To the entire Porch team: thank you, well done, and onward.

Key Highlights from 2022

The Porch team was focused throughout 2022, as we moved forward in our strategy and towards near-term profitability. We extended our market position and software products in key verticals, grew our insurance business with improved underwriting and an increase in policies, successfully integrated past acquisitions, and matured our financial systems. The Porch team achieved this while navigating the impacts of inflation, challenging capital markets, unusual weather volatility, and a housing market which slowed substantially.

Porch now sells software to more than 30,000 home service companies and we have visibility into approximately 80% of all homebuyers. In 2022, we launched our Porch app which extends the experience we provide for consumers. The app is now distributed to the consumers of around 50% ISN inspection companies to help these inspectors win more business and deliver a delightful experience for homeowners, helping them with key services needed for their home.  One service we offer is home warranty where we now offer a full suite of protection products for customers. Our warranty business was started in April 2022 via an acquisition and has delivered exceptional growth in 2022 following a successful integration.

Porch achieved all of this while delivering 43% revenue growth, increasing to $276 million in 2022. Over the two years since we have been a public company, we have grown Revenue at a CAGR of 95%. We’ve also been able to operate efficiently, reduce costs and deliver a great customer experience.

Other 2022 achievements include:

■	Porch’s insurance carrier is now live in 21 states, and we are a licensed agency in 50 states.
■	Our insurance business has filed and received approval in nine states to use our unique property data to improve insurance pricing.
■	Our inspection software business completed an acquisition of Home Inspector Pro, an inspection software company that strengthens Porch Group’s SaaS offerings in the home inspection vertical.
■	Our title software business launched an important new module that allows title companies to simplify and scale the handling of unclaimed property (or escheatment) to the state, expanding our value proposition.
■	Our V12 business unit relaunched as Porch Group Media to provide brands with targeted advertising solutions to reach both movers and homeowners at specific properties, leveraging our unique data.

2023 Outlook

We expect 2023 to be a transformational year.

On March 20, 2023, we announced the filing of an application to create a reciprocal exchange. If the Texas Department of Insurance approves the application on the terms we have proposed, Porch Insurance Reciprocal Exchange would be formed in Texas and would be owned by its policyholder-members. The new entity would purchase our HOA insurance carrier along with any assets and liabilities and would shift all insurance premiums and corresponding claims into a separate and distinct entity. Porch Group would continue to provide day-to-day operations for the reciprocal exchange, and would receive commission and fee-based compensation for doing so.

We are excited about this opportunity and it has been a long time coming. We believe it is a step towards becoming an insurance company with a higher margin, commission and fee-based model, operating with limited seasonality and volatility from weather.  We believe this structure would create long-term value for our stockholders.

Another top priority in 2023 is to achieve Adjusted EBITDA profitability in the second half of the year and ongoing. This will be an important milestone for the company and we believe we are well positioned to leverage our platform and the strength of our brands to continue to grow and build value.

Thank you for your continued support

The Board and management team are committed to building long-term shareholder value and we are grateful for your continued support. Thank you for being a part of this journey with us.

I would like to invite you to join our annual stockholder meeting, please see information in the Notice of Annual Meeting of Stockholders and Proxy Statement for further information.

If you have any questions or would like to get in touch regarding anything mentioned in this letter, you may reach us at IR@porch.com or me personally at matt@porch.com.

Best,

Matt Ehrlichman

Chairman, Founder, and Chief Executive Officer

Porch Group

April 28, 2023